EXHIBIT 99.2
Contact:
Patrick Pedonti
Chief Financial Officer
Tel: +1-860-298-4738
E-mail: InvestorRelations@sscinc.com
     SS&C Announces Pricing of the Public Secondary Offering by Selling Stockholders
WINDSOR, CT — July 22, 2011 — SS&C Technologies Holdings, Inc. (NASDAQ: SSNC) today announced the pricing of the previously announced public secondary offering of 7,000,000 shares of its common stock by investment funds affiliated with The Carlyle Group at a price to the public of $19.20 per share. Upon completion of the offering, investment funds affiliated with The Carlyle Group will own approximately 36.8% of the common stock of SS&C. The offering is expected to close and settle on July 27, 2011, subject to customary closing conditions. Neither SS&C nor SS&C’s management is selling any shares of common stock in the offering and SS&C will not receive any of the proceeds from the offering of shares by the selling stockholders.
Barclays Capital is acting as the sole underwriter for the offering.
A shelf registration statement (including a prospectus) relating to the offering of the common stock has previously been filed with the U.S. Securities and Exchange Commission and become effective. Before investing, you should read the prospectus and other documents filed with the Securities and Exchange Commission for information about SS&C Technologies Holdings, Inc. and this offering. A copy of the prospectus may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, at 1155 Long Island Avenue, Edgewood, NY 11717, email: Barclaysprospectus@broadridge.com or telephone: 888-603-5847.
This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.